SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 9, 2003

Featherlite, Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

000-24804 (Commission File Number)	41-1621676 (IRS Employer Identification No.)

Highways 63 and 9

Cresco, Iowa 52136

(Address of Principal Executive Offices and Zip Code)

(563) 547-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 7.  Financial Statements and Exhibits.

(a) Financial statements: None.

(b) Pro forma financial information: None.

(c) Exhibits:

99.1 Press Release dated May 7, 2003

Item 9.  Regulation FD Disclosure.

The following information is furnished in satisfaction of Item 12 “Disclosure of Results of Operations and Financial Condition” of Form 8-K and is being presented under Item 9 “Regulation FD Disclosure” of Form 8-K as instructed in the Securities and Exchange Commission’s guidance provided in Release No. 33-8216.

On May 7, 2003, Featherlite, Inc. issued a press release announcing its 2003 first quarter financial results. The full text of the press release is set forth in Exhibit 99.1 attached hereto and is incorporated in this Report as if fully set forth herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 9, 2003

FEATHERLITE, INC.

By	/S/ CONRAD D. CLEMENT
Conrad D. Clement President and Chief Executive Officer

Limitation on Incorporation by Reference.

Pursuant to general instruction B.2. of Form 8-K, the information in this report shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FEATHERLITE, INC.

EXHIBIT INDEX TO FORM 8-K

Date of Report:	Commission File No.:
May 9, 2003	000-24804

Exhibit No.	Item

99.1	Press Release dated May 7, 2003

FEATHERLITE, INC.

Condensed Balance Sheets

(Unaudited)

(In thousands)

	March 31, 2003	Dec. 31, 2002
ASSETS
Current assets
Cash	$525	$218
Receivables	4,189	6,117
Refundable income taxes	379	1,129
Inventories	61,355	61,459
Prepaid expenses	1,483	2,010

Total current assets	67,931	70,933
Property and equipment, net	16,632	16,697
Other assets	4,564	4,641

	$89,127	$92,271

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities
Wholesale financing and other notes payable	$24,414	$25,963
Current maturities of long-term debt	7,640	7,886
Bank line of credit	5,314	6,799
Subordinated convertible debt	1,500	1,500
Checks issued not yet presented	1,962	1,408
Accounts payable	3,222	3,423
Motorcoach shell costs payable	7,035	5,655
Current portion trade creditor repayment plan	2,446	2,515
Accrued liabilities	7,329	8,375
Customer deposits	1,775	1,317

Total current liabilities	62,637	64,841
Long-term debt, net of current maturities	7,535	7,230
Trade creditor plan, net of current portion	1,605	2,170
Other long-term liabilities	72	75
Shareholders’ equity	17,278	17,955

	$89,127	$92,271

FEATHERLITE, INC

Condensed Statements of Income

(Unaudited)

(In Thousands, except for per share data)

	Three months Ended March 31
	2003	2002
Net Sales	$41,710	$60,605
Cost of Sales	36,572	52,779

Gross profit	5,138	7,826
Selling and administrative expenses	5,530	5,310

Income (loss) from operations	(392)	2,516
Other income(expense)
Interest	(684)	(811)
Other, net	145	43

Total other expense	(539)	(768)

Income (loss) before taxes	(931)	1,748
Provision (benefit) for income taxes	(255)	647

Net income (loss)	$(676)	$1,101

Net income(loss)per share—
Basic	$(0.10)	$0.17

Diluted	$(0.09)	$0.17

Weighted average shares outstanding—
Basic	6,535	6,535

Diluted	7,328	6,535

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